CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-1A of the Variable Insurance Trust and to the use of our report dated March 2, 2015 on the financial statements and financial highlights of Barrier Fund Portfolio (formerly, Vice Fund Portfolio), a series of shares of beneficial interest in the Variable Insurance Trust.  Such financial statements and financial highlights appear in the December 31, 2014 Annual Report to Shareholders which is incorporated by reference into the Statement of Additional Information.

BBD, LLP

Philadelphia, Pennsylvania

April 14, 2015